Exhibit 5.1

FILE NO. 026915.48

June 3, 2026

Pacific Gas and Electric Company

300 Lakeside Drive

Oakland, California 94612

Re:	Pacific Gas and Electric Company

Registration Statement on Form S-3

To the Addressee:

We have served as counsel to Pacific Gas and Electric Company, a California corporation (the “Company”), in connection with the issuance and sale by the Company of $800,000,000 aggregate principal amount of the Company’s 5.050% First Mortgage Bonds due 2031 (the “2031 Bonds”), $800,000,000 aggregate principal amount of the Company’s 5.600% First Mortgage Bonds due 2036 (the “2036 Bonds”) and $600,000,000 aggregate principal amount of the Company’s 6.300% First Mortgage Bonds due 2056 (the “2056 Bonds”, together with the 2031 Bonds and the 2036 Bonds, the “Bonds”) covered by the Company’s Registration Statement (the “Registration Statement”) on Form S-3 (File No. 333-277286-01), including the prospectus constituting a part thereof, dated February 22, 2024, and the final prospectus supplement, dated June 1, 2026 (collectively, the “Prospectus”), filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).

The Bonds were issued under the Company’s Indenture of Mortgage, dated as of June 19, 2020 (the “Original Indenture”), as previously amended and supplemented, and as further supplemented by the Thirty-Fourth Supplemental Indenture, dated as of June 3, 2026 (the “Supplemental Indenture”, and together with the Original Indenture as so amended and supplemented, the “Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The forms, terms and other provisions of the Bonds were established under the Supplemental Indenture. The Bonds were sold by the Company pursuant to the Underwriting Agreement, dated June 1, 2026 (the “Underwriting Agreement”), among the Company, BNP Paribas Securities Corp., Citigroup Global Markets Inc., MUFG Securities Americas Inc. and RBC Capital Markets, LLC, as representatives of the several underwriters named therein.

In rendering the opinion expressed below, we have examined and relied upon copies of the Registration Statement and the exhibits filed therewith and the Indenture. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of government officials and other instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed: (i)

ATLANTA AUSTIN BANGKOK BOSTON BRUSSELS CHARLOTTE DALLAS DUBAI HOUSTON

LONDON LOS ANGELES MIAMI NEW YORK RICHMOND SAN FRANCISCO TOKYO TYSONS WASHINGTON, DC

www.Hunton.com

Pacific Gas and Electric Company

June 3, 2026

the genuineness of all signatures; (ii) the legal capacity of natural persons; (iii) the authenticity of all documents submitted to us as originals and (iv) the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. We have also assumed that the Indenture will be the valid and legally binding obligation of the Trustee.

Based on the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that the Bonds, when duly authenticated by the Trustee and issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, will constitute the valid and binding obligations of the Company (subject to bankruptcy, insolvency, liquidation, receivership, reorganization, moratorium, fraudulent conveyance, transfer or other laws of general applicability relating to or affecting the enforcement of mortgagees’ and other creditors’ rights and by the effect of general principles of equity, regardless of whether considered in a proceeding at law or in equity).

We do not express any opinion herein concerning any law other than the laws of the State of New York and the State of California.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to us included in or made a part of the Registration Statement. In giving the foregoing consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder. This opinion letter is limited to the matters stated in this opinion letter, and no opinion may be implied or inferred beyond the matters expressly stated in this opinion letter. This opinion letter is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

/S/ HUNTON ANDREWS KURTH LLP